Exhibit 11

                                MOBILE MINI, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                 Three Months Ended June 30,       Six Months Ended June 30,

                                                      1997           1996            1997           1996
                                                 ---------------------------     ----------------------------
PRIMARY:

Common Shares outstanding, beginning of year       6,739,324       6,739,324       6,739,324       4,835,000

Effect of weighting shares:

  Employee stock options                              16,193            --             4,067            --

  Conversion of Series A preferred stock                --              --              --         1,900,841
                                                 -----------     -----------     -----------     -----------
Weighted average number of common shares
  and common share equivalents outstanding         6,755,517       6,739,324       6,743,391       6,735,841
                                                 ===========     ===========     ===========     ===========

Net Income                                       $   520,757     $   322,714     $   722,519     $  (201,608)
                                                 ===========     ===========     ===========     ===========
Net Income per common share and common
  share equivalent (Note 1)                      $      0.08     $      0.05     $      0.11     $     (0.03)
                                                 ===========     ===========     ===========     ===========


FULLY DILUTED:

Common Shares outstanding, beginning of year       6,739,324       6,739,324       6,739,324       4,835,000

Effect of weighting shares:

  Employee stock options                              41,427            --            21,634            --

  Conversion of Series A preferred stock                --              --              --         1,900,841
                                                 -----------     -----------     -----------     -----------
Weighted average number of common shares
  and common share equivalents outstanding         6,780,751       6,739,324       6,760,958       6,735,841
                                                 ===========     ===========     ===========     ===========

Net Income                                       $   520,757     $   322,714     $   722,519     $  (201,608)
                                                 ===========     ===========     ===========     ===========
Net Income per common share and common
  share equivalent (Note 1)                      $      0.08     $      0.05     $      0.11     $     (0.03)
                                                 ===========     ===========     ===========     ===========

Note 1 - Net income per common share and common share equivalent is calculated after the effect of an extraordinary item recorded during the quarter ended March 31, 1996.